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                                                                Exhibit 12.01


                        Oklahoma Gas and Electric Company
                                  S E C Method
                 Ratio of Earnings to Fixed Charges - Pro Forma



                                                            12 Months Ended
                                                             June 30, 1996

      Earnings:

       Net Income                                            $ 122,484,000

      Plus Income Taxes:
       Federal Income Taxes                                     81,907,000
       State Income Taxes
       Federal Deferred Income Taxes                            (4,680,000)
       State Deferred Income Taxes
       Invest Tax Credit                                        (5,151,000)
       Taxes (below the line)
      Plus Fixed Charges                                        66,057,118

            Total Earnings                                     260,617,118

      Fixed Charges:

       Long-term debt interest                                  60,328,000
       Amortization of Discount and Expense
       Amortization of Premium
       Other interest expense                                    5,264,000
       Calculated interest on leased property                      465,118

            Total Fixed Charges                                 66,057,118

      Ratio of Earnings to Fixed Charges                              3.95

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